Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oscient Pharmaceuticals Corporation pertaining to the Employee Stock Purchase Plan and the 2001 Incentive Plan for the registration of 6,750,000 shares of common stock, of our report dated April 28, 2003, except for Note 12 as to which the date is November 17, 2003, with respect to the financial statements of GeneSoft Pharmaceuticals, Inc., for the years ended December 31, 2002 and 2001 in the Oscient Pharmaceuticals Corp. Current Report (Form 8-K/A) filed with the Securities and Exchange Commission and of our report dated February 20, 2004, with respect to the financial statements of GeneSoft Pharmaceuticals, Inc. for the years ended December 31, 2003 and 2002, included in the Oscient Pharmaceuticals Corp. Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 17, 2004